UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                               Tween Brands, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Shares, $0.01 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    901166108
                                    ---------
                                 (CUSIP Number)

                               September 18, 2008
                               ------------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)
                  [X]      Rule 13d-1(c)
                  [ ]      Rule 13d-1(d)



  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------                                 --------------------
CUSIP No. 901166108                      13G                Page 2 of 8 Pages
---------------------------                                 --------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Jay Goldman Asset Management, L.L.C.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          778,579 (see Item 4)
BY EACH REPORTING    ------ ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            778,579 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           778,579 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           3.1 % (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------------                                 --------------------
CUSIP No. 901166108                      13G                Page 3 of 8 Pages
---------------------------                                 --------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           J. Goldman Capital GP LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          515,821 (see Item 4)
BY EACH REPORTING    ------ ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            515,821 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           515,821 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.1 % (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------------                                 --------------------
CUSIP No. 901166108                      13G                Page 4 of 8 Pages
---------------------------                                 --------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Jay G. Goldman
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          1,294,400 (see Item 4)
BY EACH REPORTING    ------ ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,294,400 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,294,400 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.2 % (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)           Name of Issuer:
                    --------------

                    Tween Brands, Inc. (the "Company")

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

                    8323 Walton Parkway
                    New Albany, OH 43054

Items 2(a)          Name of Person Filing:
                    ---------------------

                    This statement is filed by: (i) Jay Goldman Asset Management, L.L.C. ("JGAM") with respect to common stock, par value $0.01 ("Common Stock"), of the Company beneficially owned by Woodmont Investments Limited; (ii) J. Goldman Capital GP LLC ("GCGP") with respect to Common Stock of the Company beneficially owned by the Jay Goldman Master Limited Partnership and Broadview Partners, L.P.; and (iii) Mr. Jay G. Goldman with respect to Common Stock of the Company beneficially owned by the Jay Goldman Master Limited Partnership, Broadview Partners, L.P. and Woodmont Investments Limited.

                    JGAM, GCGP, and Mr. Goldman have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as Exhibit 99.1, pursuant to which they have agreed to file this Schedule 13G jointly in accordance with the provisions of Rule 13d-1(k) of the Act.

Item 2(b)           Address of Principal Business Office:
                    ------------------------------------

                    The address of the principal business office of JGAM, GCGP and Mr. Goldman is c/o J. Goldman & CO. LP, 152 West 57th Street, New York, New York 10019.

Item 2(c)           Citizenship:
                    -----------

                    JGAM and GCGP are organized under the laws of the State of Delaware. Mr. Goldman is a citizen of the United States of America.

Item 2(d)           Title of Class of Securities:
                    ----------------------------

                    Common stock, par value $0.01

Item 2(e)           CUSIP Number:
                    ------------

                    901166108

Item 3              Not Applicable

Item 4              Ownership:

                    The percentages used herein are calculated based upon the 24,768,974 shares of Common Stock issued and outstanding as of September 2, 2008 as reported on the Company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission by the Company on September 8, 2008.

                    As of the close of business on September 18, 2008:

                    A.   JGAM
                         (a) Amount beneficially owned: 778,579
                         (b) Percent of class: 3.1%.
                         (c) (i)   Sole power to vote or direct the vote: -0-
                             (ii)  Shared power to vote or direct the vote:
                                   778,579
                             (iii) Sole power to dispose or direct the
                                   disposition: -0-
                             (iv)  Shared power to dispose or direct the
                                   disposition: 778,579

                    B.   GCGP
                         (a) Amount beneficially owned: 515,821
                         (b) Percent of class: 2.1%.
                         (c) (i)   Sole power to vote or direct the vote: -0-
                             (ii)  Shared power to vote or direct the vote:
                                   515,821
                             (iii) Sole power to dispose or direct the
                                   disposition: -0-
                             (iv)  Shared power to dispose or direct the
                                   disposition: 515,821

                    C.   Mr. Goldman
                         (a) Amount beneficially owned: 1,294,400
                         (b) Percent of class: 5.2%.
                         (c) (i)   Sole power to vote or direct the vote: -0-
                             (ii)  Shared power to vote or direct the vote:
                                   1,294,400
                             (iii) Sole power to dispose or direct the
                                   disposition: -0-
                             (iv)  Shared power to dispose or direct the
                                   disposition: 1,294,400

                    JGAM, GCGP and Mr. Goldman own directly no Common Stock. Pursuant to an investment management agreement, JGAM has investment and voting power with respect to the securities held by Woodmont Investments Limited. Pursuant to the terms of the limited partnership agreements of each of Jay Goldman Master Limited Partnership and Broadview Partners, L.P., GCGP has investment and voting power with respect to the securities held by Jay Goldman Master Limited Partnership and Broadview Partners, L.P., respectively. Mr. Goldman controls each of JGAM and GCGP. JGAM, GCGP and Mr. Goldman may be deemed to be a "group" within the meaning of Rule 13d-5(b)(1) under the Act. By reason of the provisions of Rule 13d-3 of the

                    Act, each of JGAM, GCGP and Mr. Goldman may be deemed to own beneficially 1,294,400 shares of Common Stock. Each of JGAM, GCGP and Mr. Goldman disclaim beneficial ownership of any of the securities covered by this statement.


Item 5              Ownership of Five Percent or Less of a Class:
                    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                    securities, check the following.   [ ]

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    ------

                    Not Applicable

Item 7              Identification and Classification of the
                    ----------------------------------------
                    Subsidiary Which Acquired the Security Being
                    --------------------------------------------
                    Reported on By the Parent Holding Company:
                    ------------------------------------------

                    Not Applicable

Item 8              Identification and Classification of Members
                    --------------------------------------------
                    of the Group:
                    ------------

                    Not Applicable

Item 9              Notice of Dissolution of Group:
                    ------------------------------

                    Not Applicable

Item 10             Certification:
                    -------------

     By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: September 19, 2008


JAY GOLDMAN ASSET MANAGEMENT, L.L.C.

By: /s/ Jay G. Goldman
    -------------------------------------
Name:   Jay G. Goldman
Title:  Manager

J. GOLDMAN CAPITAL GP LLC

By: /s/ Jay G. Goldman
    --------------------------------
Name:  Jay G. Goldman
Title: Member

JAY G. GOLDMAN

/s/ Jay G. Goldman
------------------------------------------
Jay G. Goldman